Exhibit (4)(u)


                              DEFERRED COMPENSATION
                                   ENDORSEMENT

The Contract is changed as set out below for use with a non-qualified deferred compensation plan or Internal Revenue Code Section 457 plan:

         RIGHTS IN CONTRACT AND PARTICIPATION INTEREST.
         The Contract Owner as employer shall possess all rights under this Contract and in any participation interest under this Contract. Any request, designation, election, power, or right otherwise permitted or given to a Participant, Annuitant, Beneficiary, or other payee under this Contract shall be owned, controlled, and exercised only by the Contract Owner. No Participant, Annuitant, Beneficiary, or payee (other than the Contract Owner) shall have any legal or equitable rights under this Contract or in any participation interest under this Contract.

         The entire rights of the Contract Owner under this Contract shall at all times be subject to the claims of the Contract Owner's general creditors and to legal process.

         BENEFICIARY DESIGNATIONS.
         The Beneficiary for each participation interest may be designated by the Contract Owner at any time before a Death Benefit payment is made by us, and regardless of any designation of Beneficiary previously received or acknowledged by us.

         PAYEE DESIGNATIONS.
         Any Annuity Benefit shall be paid to the Contract Owner or to the applicable Annuitant and/or any joint or survivor or contingent payee. Any Death Benefit shall be paid to the Contract Owner or to the applicable Beneficiary and/or any joint or survivor or contingent payee. Any other payment or proceeds shall be paid to the Contract Owner or the applicable Annuitant. Subject to these limits, the Contract Owner shall designate the person to whom payments shall be made, and may make or change any such designation at any time subject to any prior action taken by us.

This is a part of the Contract. It is not a separate contract. In all cases of conflict with the other terms of the Contract, the restrictions of this endorsement shall control. It changes the Contract only as and to the extent stated.

     Signed for us at our office as of the date of issue.




         /s/ Betty Kasprowicz                   /s/ James M. Mortenson

         Betty Kasprowicz                       James M. Mortenson
         ASSISTANT SECRETARY                    EXECUTIVE VICE PRESIDENT